Exhibit 15.1

CNOOC LIMITED

Estimated

Future Reserves and Income

Attributable to Certain Leasehold Interests

and

Derived Through Certain Production Sharing Contracts

SEC Parameters

As of

December 31, 2016

\s\ Eric T. Nelson
Eric T. Nelson, P.E.
TBPE License No. 102286
Managing Senior Vice President

[SEAL]

RYDER SCOTT COMPANY, L.P.

 TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY   PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	FAX (713) 651-0849 TELEPHONE (713) 651-9191

March 3, 2017

CNOOC Limited

No. 25, ChaoYangMenBei Dajie

DongCheng District

Beijing 100010

China

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production and income attributable to certain leasehold interests and derived through certain production sharing contracts of CNOOC Limited (CNOOC) as of December 31, 2016. The subject properties are located in the countries of Australia, China, and Indonesia. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on March 2, 2017 and presented herein, was prepared for public disclosure by CNOOC in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

The properties evaluated by Ryder Scott account for a portion of CNOOC’s total net proved reserves as of December 31, 2016. Based on information provided by CNOOC, the third party estimate conducted by Ryder Scott addresses 37 percent of the total proved developed net liquid hydrocarbon reserves, 50 percent of the total proved developed net gas reserves, 15 percent of the total proved undeveloped net liquid hydrocarbon reserves and 29 percent of the total proved undeveloped net gas reserves of CNOOC.

The estimated reserves and future net income amounts presented in this report, as of December 31, 2016, are related to hydrocarbon prices. The hydrocarbon prices used in the preparation of this report are based on the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements, as required by the SEC regulations. Actual future prices may vary significantly from the prices required by SEC regulations; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized as follows.

SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

SEC PARAMETERS

Estimated Net Reserves and Income Data

Attributable to Certain Leasehold Interests and

Derived Through Certain Production Sharing Contracts of

CNOOC Limited

As of December 31, 2016

	Proved
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Condensate – Barrels	467,132,160	12,908,451	166,243,445	646,284,056
Plant Products – Barrels	12,691,399	1,979,198	4,561,076	19,231,673
Gas – MMCF	1,326,227	269,220	1,441,399	3,036,846

Income Data (M$)
Future Gross Revenue	$28,482,069	$2,432,695	$16,706,170	$47,620,934
Deductions	17,011,889	1,480,428	10,969,718	29,462,035
Future Net Income (FNI)	$11,470,180	$952,267	$5,736,452	$18,158,899

Discounted FNI @ 10%	$9,990,669	$523,079	$1,853,949	$12,367,697

Liquid hydrocarbons are expressed in standard 42 U.S. gallon barrels. All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars (M$).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package Cashflow, a proprietary program of Ryder Scott. Ryder Scott notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is after the deduction of the Natural Resource Tax in China and royalties in Australia which are shown as “production taxes.” The Value Added Tax (VAT) received as in China as part of hydrocarbon sales is shown as “Other” revenue. The deductions incorporate the normal direct costs of operating the wells, recompletion costs, development costs, and certain abandonment costs net of salvage. The balance of VAT owed in China and Domestic Market Obligation fees in Indonesia are shown as “other” deductions. The future net income is before the deduction of foreign government income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist, nor does it include any adjustment for cash on hand or undistributed income. Liquid hydrocarbon reserves account for approximately 54 percent and gas reserves account for 35 percent of total future gross revenue from proved reserves, with the remaining 11 percent due to VAT received.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

Discounted Future Net Income (M$)
As of December 31, 2016
Discount Rate	Total
Percent	Proved

7	$13,707,583
8	$13,232,027
9	$12,786,262
11	$11,974,010

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report. The proved developed non-producing reserves included herein consist of the shut-in and behind pipe categories.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes included herein do not attribute gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal categories, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-categorized as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At CNOOC’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time, reasonably certain EUR is much more likely to increase or remain constant than to decrease.”

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

The proved reserves reported herein are limited to the period prior to expiration of current contracts providing the legal rights to produce, or a revenue interest in such production, unless evidence indicates that contract renewal is reasonably certain. Furthermore, properties in the different countries may be subjected to significantly varying contractual fiscal terms that affect the net revenue to CNOOC for the production of these volumes. The prices and economic return received for these net volumes can vary significantly based on the terms of these contracts. Therefore, when applicable, Ryder Scott reviewed the fiscal terms of such contracts and discussed with CNOOC the net economic benefit attributed to such operations for the determination of the net hydrocarbon volumes and income thereof. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information. Neither our review of such contractual information nor our acceptance of CNOOC’s representations regarding such contractual information should be construed as a legal opinion on this matter.

This report includes certain volumes of proved reserves attributable to royalties owed to the host government that are treated as taxes to be paid in cash. In Australia, the government has received the royalty payments in cash, and CNOOC is reasonably certain the government will continue to receive its royalty in cash. These future royalty payments, if converted to reserves, are equivalent to 0.5 percent of CNOOC’s total net proved reserves as evaluated by Ryder Scott on a barrel equivalent (BOE) basis calculated by converting natural gas using a factor of 6,000 cubic feet of natural gas per one barrel of oil equivalent.

Ryder Scott did not evaluate the country and geopolitical risks in the countries where CNOOC operates or has interests. CNOOC’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons including the granting, extension or termination of production sharing contracts, the fiscal terms of various production sharing contracts, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which CNOOC owns and derives an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods, the volumetric method, analogy or a combination of methods. The following table summarizes the approximate percent of reserves estimated by each of these methods.

	Approximate Percent Proved Reserves Estimated by the Various Methods
	Liquid Hydrocarbons		Gas
Method	Developed	Undeveloped	Developed	Undeveloped
Performance	82%	0%	59%	0%
Volumetric	4%	72%	34%	97%
Analogy	0%	18%	7%	0%
Combination	14%	10%	0%	3%

These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available through October 31, 2016 in those cases where such data were considered to be definitive. The data utilized in this analysis were supplied to Ryder Scott by CNOOC and were considered sufficient for the purpose thereof. The volumetric method, analogy or a combination of methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

production performance data as a basis for the reserve estimates was considered to be inappropriate. The volumetric analysis utilized pertinent well and seismic data supplied to Ryder Scott by CNOOC that were available through October 31, 2016. The data utilized from the analogues as well as the well and seismic data incorporated into our volumetric analysis were considered sufficient for the purpose thereof.

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data that cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

CNOOC has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by CNOOC with respect to property interests owned or derived, production and well tests from examined wells, normal direct costs of operating the wells or leases, other costs such as transportation and/or processing fees, Natural Resource Tax, Value Added Tax and Windfall Profits Taxes in China, Royalties in Australia and Domestic Market Obligation fees in Indonesia, recompletion and development costs, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by CNOOC. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were held constant, or adjusted for the effects of curtailment where appropriate, until a decline in ability to produce was anticipated. An estimated rate of decline was then applied to depletion of the reserves. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by CNOOC. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

The hydrocarbon prices used herein are based on SEC price parameters using the average prices during the 12-month period prior to the “as of date” of this report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

CNOOC furnished us with the above mentioned average prices in effect on December 31, 2016. These initial SEC hydrocarbon prices were determined using the 12-month average first-day-of-the-month benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The following table summarizes the “benchmark prices” and “price reference” used for the geographic areas included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by CNOOC. The differentials furnished by CNOOC were reviewed by us for their reasonableness using information furnished by CNOOC for this purpose.

In addition, the following table summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

Geographic Area	Product	Price Reference	Average Benchmark Prices*	Average Proved Realized Prices
China	Oil/Condensate	Daqing	$39.59/bbl	$40.11/bbl
		Duri	$36.16/bbl
		Tapis	$44.89/bbl
		WTI Cushing	$42.75/bbl
	NGLs	Jinzhou	$438.96/MT	$32.44/bbl
		Maoming	$440.19/MT
	Gas	Gas Sales Agreements		$5.95/MCF
Asia	Oil/Condensate	Cinta	$40.07/bbl	$40.32/bbl
		Bontang Return Condensate	$42.90/bbl
		Lalang	$41.96/bbl
		Senipah Condensate	$43.08/bbl
		Widuri	$40.13/bbl
	NGLs	Bontang Return Condensate	$42.90/bbl	$33.69/bbl
	Gas	Gas Sales Agreements		$6.27/MCF Gas Sales Agreements
		JCC	$44.24/Bbl
		SoCal Border (ICE)	$2.43/MMBTU
Oceania	Oil/Condensate	Brent	$42.90/bbl	$35.33/bbl
	NGLs	Saudi CP	$341.55/MT	$41.91/bbl
	Gas	JCC	$44.24/Bbl	$3.23/MCF

*In this report, the benchmark prices for certain NGLs were based on U.S. dollars per metric ton (MT).

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the leases and wells in this report are based on the operating expense reports of CNOOC and include only those costs directly applicable to the leases or wells. The operating costs include a portion of general and administrative costs allocated directly to the leases and wells. The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by CNOOC. No deduction was made for loan repayments, interest expenses or exploration and development prepayments that were not charged directly to the leases or wells.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

Development costs were furnished to us by CNOOC and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were significant. The estimates of the net abandonment costs furnished by CNOOC were accepted without independent verification.

The proved developed non-producing and undeveloped reserves in this report have been incorporated herein in accordance with CNOOC’s plans to develop these reserves as of December 31, 2016. The implementation of CNOOC’s development plans as presented to us and incorporated herein is subject to the approval process adopted by CNOOC’s management. As the result of our inquiries during the course of preparing this report, CNOOC has informed us that the development activities included herein have been subjected to and received the internal approvals required by CNOOC’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to CNOOC. Additionally, CNOOC has informed us that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2016, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

The initial production date of certain proved undeveloped gas fields/reservoirs in Australia, China and Indonesia were scheduled beyond the SEC nominal 5 year development period because these fields/reservoirs are associated with long term gas contracts or LNG sales, and their gas deliverability are not needed within the 5 year period. The reserves from these fields/reservoirs represent 3.5 percent of the total net proved reserves of CNOOC as evaluated by Ryder Scott on a barrel equivalent (BOE) basis using the conversion factor as previously noted. CNOOC and its partners anticipated for these fields/reservoirs to be developed prior to the expiration of the long term gas sales and LNG sales and purchase agreement period.

Current costs used by CNOOC were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to CNOOC. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by CNOOC Limited.

CNOOC makes periodic filings on Form 20-F with the SEC under the 1934 Exchange Act. Furthermore, CNOOC has certain registration statements filed with the SEC under the 1933 Securities Act into which any subsequently filed Form 20-F is incorporated by reference. We have consented to the incorporation by reference in the registration statements on Form F-3 of CNOOC of the references to our name as well as to the references to our third party report for CNOOC, which appears in the December 31, 2016 annual report on Form 20-F of CNOOC. Our written consent for such use is included as a separate exhibit to the filings made with the SEC by CNOOC.

We have provided CNOOC Limited with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by CNOOC Limited and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Eric T. Nelson

Eric T. Nelson, P.E.
TBPE License No. 102286
Managing Senior Vice President	[SEAL]

ETN (DPR)/pl

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Mr. Eric T. Nelson is the primary technical person responsible for the estimate of the reserves, future production and income.

Mr. Nelson, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2005, is a Managing Senior Vice President responsible for ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Mr. Nelson served in a number of engineering positions with Exxon Mobil Corporation. For more information regarding Mr. Nelson’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Mr. Nelson earned a Bachelor of Science degree in Chemical Engineering from the University of Tulsa in 2002 (summa cum laude) and a Master of Business Administration from the University of Texas in 2007 (Dean’s Award). He is a licensed Professional Engineer in the State of Texas. Mr. Nelson is also a member of the Society of Petroleum Engineers.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of 15 hours of continuing education annually, including at least one hour in the area of professional ethics, which Mr. Nelson fulfills. As part of his 2016 continuing education hours, Mr. Nelson attended over 20 hours of training during 2016 covering such topics as updates concerning the implementation of the latest SEC oil and gas reporting requirements, evaluations of resource play reserves, evaluation of simulation models, procedures and software, and ethics training.

Based on his educational background, professional training and more than 11 years of practical experience in the estimation and evaluation of petroleum reserves, Mr. Nelson has attained the professional qualifications as a Reserves Estimator set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY    PETROLEUM CONSULTANTS

CNOOC Limited (3rd Party Evaluation (1P))

March 3, 2017

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)  Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC LIMITED

Estimated

Future Reserves and Income

CNOOC’s 20% Ownership of

Pan American Energy LLC

SEC Parameters

As of

December 31, 2016

/s/ Eric T. Nelson	/s/ Anna M. Hardesty
Eric T. Nelson, P.E.	Anna M. Hardesty, P.E.
TBPE License No. 102286	TBPE License No.65320
Managing Senior Vice President	Senior Vice President

[SEAL]	[SEAL]

RYDER SCOTT COMPANY, L.P.

TBPE Firm Registration No. F-1580

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

TBPE REGISTERED ENGINEERING FIRM F-1580 1100 LOUISIANA SUITE 4600	HOUSTON, TEXAS 77002-5294	FAX (713) 651-0849 TELEPHONE (713) 651-9191

February 14, 2017

CNOOC Limited

No. 25, ChaoYangMenBei Dajie

DongCheng District

Beijing 100010

China

Gentlemen:

At your request, Ryder Scott Company, L.P. (Ryder Scott) has prepared an estimate of the proved reserves, future production and income attributable to CNOOC Limited’s 20 percent ownership of Pan American Energy LLC (Pan American) as of December 31, 2016. The subject properties are located in the country of Argentina. The reserves and income data were estimated based on the definitions and disclosure guidelines of the United States Securities and Exchange Commission (SEC) contained in Title 17, Code of Federal Regulations, Modernization of Oil and Gas Reporting, Final Rule released January 14, 2009 in the Federal Register (SEC regulations). Our third party study, completed on February 2, 2017 and presented herein, was prepared for public disclosure by CNOOC in filings made with the SEC in accordance with the disclosure requirements set forth in the SEC regulations.

The properties evaluated by Ryder Scott account for a portion of CNOOC’s total net proved reserves as of December 31, 2016. Based on information provided by CNOOC, the third party estimate conducted by Ryder Scott addresses 0.12 percent of the total proved developed net liquid hydrocarbon reserves, 5.73 percent of the total proved developed net gas reserves, 0.05 percent of the total proved undeveloped net liquid hydrocarbon reserves and 1.79 percent of the total proved undeveloped net gas reserves of CNOOC.

The estimated reserves and future income amounts presented in this report, as of December 31, 2016, are related to hydrocarbon prices. The hydrocarbon prices normally used for proved reserves that are based on SEC parameters utilize the average prices during the 12-month period prior to the “as of date” of the report, determined as unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements as required by the SEC regulations. For crude oil produced in Argentina, the governmental energy industry regulators set the price on a monthly basis, and Pan American has provided the average monthly prices for the previous 12 months to establish a benchmark price. This price was then adjusted for differentials to determine the actual average realized price used in the preparation of this report. For gas sales, some of the prices received by Pan American are determined by the Argentine government’s incentive programs and these were applied to the projects that currently receive or qualify to receive such prices in the future. Actual future prices may vary significantly from the prices required by SEC regulations and prices established by governmental agencies; therefore, volumes of reserves actually recovered and the amounts of income actually received may differ significantly from the estimated quantities presented in this report.

SUITE 600, 1015 4TH STREET, S.W.	CALGARY, ALBERTA T2R 1J4	TEL (403) 262-2799	FAX (403) 262-2790
621 17TH STREET, SUITE 1550	DENVER, COLORADO 80293-1501	TEL (303) 623-9147	FAX (303) 623-4258

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

SEC PARAMETERS

Estimated Net Reserves and Income Data

CNOOC Limited’s 20% Ownership of

 Pan American Energy, LLC

As of December 31, 2016

	Proved – SEC Definitions
	Developed			Total
	Producing	Non-Producing	Undeveloped	Proved
Net Remaining Reserves
Oil/Cond/Gasoline – Barrels	1,586,081	17,063	564,337	2,167,481
Gas – MMCF	177,235	4,472	87,299	269,006

Income Data (M$)
Future Gross Revenue	$884,121	$25,626	$474,452	$1,384,199
Deductions	369,735	11,214	308,402	689,351
Future Net Income (FNI)	$514,386	$14,412	$166,050	$694,848

Discounted FNI @ 10%	$347,959	$9,019	$35,495	$392,473

Liquid hydrocarbons are expressed in standard 42 U.S. gallon barrels and include volumes of gasoline, which are stripped from the gas and sold as oil. All gas volumes are reported on an “as sold basis” expressed in millions of cubic feet (MMCF) at the official temperature and pressure bases of the areas in which the gas reserves are located. In this report, the revenues, deductions, and income data are expressed as thousands of U.S. dollars (M$).

The estimates of the reserves, future production, and income attributable to properties in this report were prepared using the economic software package ARIESTM Petroleum Economics and Reserves Software, a copyrighted program of Halliburton. Ryder Scott has found this program to be generally acceptable, but notes that certain summaries and calculations may vary due to rounding and may not exactly match the sum of the properties being summarized. Furthermore, one line economic summaries may vary slightly from the more detailed cash flow projections of the same properties, also due to rounding. The rounding differences are not material.

The future gross revenue is not subject to direct production taxes. The deductions incorporate the normal direct costs of operating the wells, recompletion costs, development costs, provincial royalty payments and certain abandonment costs net of salvage. The future net income is before the deduction of Argentine federal income taxes and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income.

Gas reserves account for approximately 92.2 percent of the total future gross revenue from proved reserves, and liquid hydrocarbon reserves account for the remaining 7.8 percent of the total future gross revenue from proved reserves.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown in summary form as follows.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

Discounted Future Net Income (M$)
As of December 31, 2016
Discount Rate	Total
Percent	Proved

7	$454,843
8	$432,214
9	$411,495
11	$374,959

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

Reserves Included in This Report

The proved reserves included herein conform to the definition as set forth in the Securities and Exchange Commission’s Regulations Part 210.4-10(a). An abridged version of the SEC reserves definitions from 210.4-10(a) entitled “Petroleum Reserves Definitions” is included as an attachment to this report.

The various proved reserve status categories are defined under the attachment entitled “Petroleum Reserves Status Definitions and Guidelines” in this report. The proved developed non-producing reserves included herein consist of the shut-in and behind pipe categories.

No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. The proved gas volumes presented herein do not include gas consumed in operations as reserves.

Reserves are “estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations.” All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal categories, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves, and may be further sub-categorized as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. At CNOOC’s request, this report addresses only the proved reserves attributable to the properties evaluated herein.

Proved oil and gas reserves are “those quantities of oil and gas which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible from a given date forward.” The proved reserves included herein were estimated using deterministic methods. The SEC has defined reasonable certainty for proved reserves, when based on deterministic methods, as a “high degree of confidence that the quantities will be recovered.”

Proved reserve estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change. For proved reserves, the SEC states that “as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to the estimated ultimate recovery (EUR) with time,

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

reasonably certain EUR is much more likely to increase or remain constant than to decrease.” Moreover, estimates of proved reserves may be revised as a result of future operations, effects of regulation by governmental agencies or geopolitical or economic risks. Therefore, the proved reserves included in this report are estimates only and should not be construed as being exact quantities, and if recovered, the revenues therefrom, and the actual costs related thereto, could be more or less than the estimated amounts.

The proved reserves reported herein are limited to the period prior to expiration of current contracts providing the legal rights to produce, or a revenue interest in such production, unless evidence indicates that contract renewal is reasonably certain. Furthermore, properties in the country of Argentina may be subjected to significantly varying contractual fiscal terms that affect the net revenue to Pan American and/or CNOOC for the production of these volumes. The prices and economic return received for these net volumes can vary significantly based on the terms of these contracts. Therefore, when applicable, Ryder Scott reviewed the fiscal terms of such contracts and discussed with Pan American the net economic benefit attributed to such operations for the determination of the net hydrocarbon volumes and income thereof. Ryder Scott has not conducted an exhaustive audit or verification of such contractual information. Neither our review of such contractual information nor our acceptance of Pan American’s representations regarding such contractual information should be construed as a legal opinion on this matter.

Ryder Scott did not evaluate the country and geopolitical risks in Argentina where CNOOC has interests. Pan American’s and CNOOC’s operations may be subject to various levels of governmental controls and regulations. These controls and regulations may include, but may not be limited to, matters relating to land tenure and leasing, the legal rights to produce hydrocarbons including the granting, extension or termination of production sharing contracts, the fiscal terms of various production sharing contracts, drilling and production practices, environmental protection, marketing and pricing policies, royalties, various taxes and levies including income tax and are subject to change from time to time. Such changes in governmental regulations and policies may cause volumes of proved reserves actually recovered and amounts of proved income actually received to differ significantly from the estimated quantities.

The estimates of proved reserves presented herein were based upon a detailed study of the properties in which CNOOC owns or derives an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities that may exist nor were any costs included for potential liabilities to restore and clean up damages, if any, caused by past operating practices.

Estimates of Reserves

The estimation of reserves involves two distinct determinations. The first determination results in the estimation of the quantities of recoverable oil and gas and the second determination results in the estimation of the uncertainty associated with those estimated quantities in accordance with the definitions set forth by the Securities and Exchange Commission’s Regulations Part 210.4-10(a). The process of estimating the quantities of recoverable oil and gas reserves relies on the use of certain generally accepted analytical procedures. These analytical procedures fall into three broad categories or methods: (1) performance-based methods; (2) volumetric-based methods; and (3) analogy. These methods may be used individually or in combination by the reserve evaluator in the process of estimating the quantities of reserves. Reserve evaluators must select the method or combination of methods which in their professional judgment is most appropriate given the nature and amount of reliable geoscience and engineering data available at the time of the estimate, the established or

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

anticipated performance characteristics of the reservoir being evaluated and the stage of development or producing maturity of the property.

In many cases, the analysis of the available geoscience and engineering data and the subsequent interpretation of this data may indicate a range of possible outcomes in an estimate, irrespective of the method selected by the evaluator. When a range in the quantity of reserves is identified, the evaluator must determine the uncertainty associated with the incremental quantities of the reserves. If the reserve quantities are estimated using the deterministic incremental approach, the uncertainty for each discrete incremental quantity of the reserves is addressed by the reserve category assigned by the evaluator. Therefore, it is the categorization of reserve quantities as proved, probable and/or possible that addresses the inherent uncertainty in the estimated quantities reported. For proved reserves, uncertainty is defined by the SEC as reasonable certainty wherein the “quantities actually recovered are much more likely than not to be achieved.” The SEC states that “probable reserves are those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC states that “possible reserves are those additional reserves that are less certain to be recovered than probable reserves and the total quantities ultimately recovered from a project have a low probability of exceeding proved plus probable plus possible reserves.” All quantities of reserves within the same reserve category must meet the SEC definitions as noted above.

Estimates of reserves quantities and their associated reserve categories may be revised in the future as additional geoscience or engineering data become available. Furthermore, estimates of reserves quantities and their associated reserve categories may also be revised due to other factors such as changes in economic conditions, results of future operations, effects of regulation by governmental agencies or geopolitical or economic risks as previously noted herein.

The proved reserves for the properties included herein were estimated by performance methods, the volumetric method, analogy or a combination of methods. The following table summarizes the approximate percent of reserves estimated by each of these methods.

	Approximate Percent of Proved Reserves Estimated by the Various Methods
	Liquid Hydrocarbons		Gas
Method	Developed	Undeveloped	Developed	Undeveloped
Performance	44%	0%	40%	0%
Volumetric	19%	69%	20%	51%
Analogy	1%	21%	2%	41%
Combination	36%	10%	38%	8%

These performance methods include, but may not be limited to, decline curve analysis and material balance which utilized extrapolations of historical production and pressure data available through October 31, 2016 in those cases where such data were considered to be definitive. The data utilized in this analysis were supplied to Ryder Scott by Pan American and were considered sufficient for the purpose thereof. The volumetric method, analogy or a combination of methods were used where there were inadequate historical performance data to establish a definitive trend and where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate. The volumetric analysis utilized pertinent well and seismic data supplied to Ryder Scott by Pan American that were available through December 31, 2016. The data utilized from the analogues as well as the well and seismic data incorporated into our volumetric analysis were considered sufficient for the purpose thereof.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

To estimate economically recoverable proved oil and gas reserves and related future net cash flows, we consider many factors and assumptions including, but not limited to, the use of reservoir parameters derived from geological, geophysical and engineering data that cannot be measured directly, economic criteria based on current costs and SEC pricing requirements, and forecasts of future production rates. Under the SEC regulations 210.4-10(a)(22)(v) and (26), proved reserves must be anticipated to be economically producible from a given date forward based on existing economic conditions including the prices and costs at which economic producibility from a reservoir is to be determined. While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may increase or decrease from those under existing economic conditions, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

Pan American has informed us that they have furnished us all of the material accounts, records, geological and engineering data, and reports and other data required for this investigation. In preparing our forecast of future proved production and income, we have relied upon data furnished by Pan American with respect to property interests owned by CNOOC, production and well tests from examined wells, normal direct costs of operating the wells or contracts, other costs such as transportation and/or processing fees, provincial royalty payments, recompletion and development costs, development plans, abandonment costs after salvage, product prices based on the SEC regulations, adjustments or differentials to product prices, geological structural and isochore maps, well logs, core analyses, and pressure measurements. Ryder Scott reviewed such factual data for its reasonableness; however, we have not conducted an independent verification of the data furnished by Pan American. We consider the factual data used in this report appropriate and sufficient for the purpose of preparing the estimates of reserves and future net revenues herein.

In summary, we consider the assumptions, data, methods and analytical procedures used in this report appropriate for the purpose hereof, and we have used all such methods and procedures that we consider necessary and appropriate to prepare the estimates of reserves herein. The proved reserves included herein were determined in conformance with the United States Securities and Exchange Commission (SEC) Modernization of Oil and Gas Reporting; Final Rule, including all references to Regulation S-X and Regulation S-K, referred to herein collectively as the “SEC Regulations.” In our opinion, the proved reserves presented in this report comply with the definitions, guidelines and disclosure requirements as required by the SEC regulations.

Future Production Rates

For wells currently on production, our forecasts of future production rates are based on historical performance data. If no production decline trend has been established, future production rates were projected based on a type curve derived from analogy to surrounding historical well production. In some cases the production rates of some wells were held constant for a period of time due to the effects of curtailment from capacity limitations, and thereafter declined at their normal decline rate. If a decline trend has been established, this trend was used as the basis for estimating future production rates.

Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations that are not currently producing. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by Pan American. Wells or locations that are not currently producing may start producing earlier or later than anticipated in our estimates due to unforeseen factors causing a change in the timing to initiate production. Such factors may include delays due to weather, the availability of rigs, the sequence of drilling, completing and/or recompleting wells and/or constraints set by regulatory bodies.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

The future production rates from wells currently on production or wells or locations that are not currently producing may be more or less than estimated because of changes including, but not limited to, reservoir performance, operating conditions related to surface facilities, compression and artificial lift, pipeline capacity and/or operating conditions, producing market demand and/or allowables or other constraints set by regulatory bodies.

Hydrocarbon Prices

As previously discussed for proved reserves that are based on SEC price parameters, the hydrocarbon prices utilize the average prices during the 12-month period prior to the “as of date” of the report, determined as the unweighted arithmetic averages of the prices in effect on the first-day-of-the-month for each month within such period, unless prices were defined by contractual arrangements. In Argentina, however, the governmental energy industry regulators set the oil price on a monthly basis, and Pan American provided these average monthly prices for the previous 12 months to establish a benchmark price (Medanito and Hidra crude oil prices). These prices were then adjusted for differentials to determine the actual average realized prices used in the preparation of this report. For hydrocarbon products sold under contract, the contract prices, including fixed and determinable escalations, exclusive of inflation adjustments, were used until expiration of the contract. Upon contract expiration, the prices were adjusted to the 12-month unweighted arithmetic average as previously described.

Pan American furnished us with the above mentioned average prices in effect on December 31, 2016. For crude oil, these initial prices were determined using the 12-month average of the monthly benchmark prices appropriate to the geographic area where the hydrocarbons are sold. These benchmark prices are prior to the adjustments for differentials as described herein. The table below summarizes the “benchmark prices” and “price reference” used for the geographic area included in the report. In certain geographic areas, the price reference and benchmark prices may be defined by contractual arrangements.

The product prices that were actually used to determine the future gross revenue for each property reflect adjustments to the benchmark prices for gravity, quality, local conditions, gathering and transportation fees, buoy and storage fees, turnover tax fees and/or distance from market, referred to herein as “differentials.” The differentials used in the preparation of this report were furnished to us by Pan American. The differentials furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the data used by Pan American to determine these differentials.

Certain gas prices for low permeability reservoirs, economically marginal, and capital intensive projects were provided by Pan American based on governmental price allowances for such gas. These price allowances are approved by the Argentine government on a case by case basis. The government also considers price allowances for projects that allow a company to increase production above a baseline as an incentive to produce more gas, which is in short supply in Argentina. Such higher gas price allowances under programs designated as “Gas Plus” or “Gas Plan” by the Argentine government are being paid for certain volumes of gas delivered by Pan American from certain properties that meet these higher gas price criteria. In all cases where we have used Gas Plus or Gas Plan prices, Pan American has informed us that such prices are either currently in effect or have reasonable expectation of being received in the future.

In addition, the table below summarizes the net volume weighted benchmark prices adjusted for differentials and referred to herein as the “average realized prices.” The average realized prices shown in the table below were determined from the total future gross revenue before production taxes and the

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

total net reserves for the geographic area and presented in accordance with SEC disclosure requirements for each of the geographic areas included in the report. Note both oil and natural gas prices are dictated to Argentine regulations, and this is the reason the averaged realized oil price is greater than typical prices received in other parts of the world, under traditional market forces.

Geographic Area	Product	Price Reference	Average Benchmark Prices	Average Realized Prices
Argentina	Oil/Cond/Gasoline	Medanito Hidra	$64.19/BBL $48.24/BBL	$49.64/BBL
	Gas	Various Contracts	N/A	$4.75/MCF

The effects of derivative instruments designated as price hedges of oil and gas quantities are not reflected in our individual property evaluations.

Costs

Operating costs for the properties and wells in this report were furnished by Pan American and are based on their operating expense reports. These costs include only those costs directly applicable to the properties or wells. The operating costs include a portion of general and administrative costs allocated directly to the properties and wells. For operated properties, the operating costs include an appropriate level of corporate general administrative and overhead costs. The operating costs for non-operated properties include the overhead costs that are allocated directly to the properties and wells under terms of operating agreements. The operating costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of the operating cost data used by Pan American. No deduction was made for loan repayments, interest expenses, or exploration and development prepayments that were not charged directly to the properties or wells.

Development costs were furnished to us by Pan American and are based on authorizations for expenditure for the proposed work or actual costs for similar projects. The development costs furnished to us were accepted as factual data and reviewed by us for their reasonableness; however, we have not conducted an independent verification of these costs. The estimated net cost of abandonment after salvage was included for properties where abandonment costs net of salvage were significant. The estimates of the net abandonment costs furnished by Pan American were accepted without independent verification.

The developed non-producing and undeveloped reserves in this report have been incorporated herein in accordance with Pan American’s plans to develop these reserves as of December 31, 2016. The implementation of Pan American’s development plans as presented to us and incorporated herein is subject to the approval process adopted by Pan American’s management. As the result of our inquiries during the course of preparing this report, Pan American has informed us that the development activities included herein have been subjected to and received the internal approvals required by Pan American’s management at the appropriate local, regional and/or corporate level. In addition to the internal approvals as noted, certain development activities may still be subject to specific partner AFE processes, Joint Operating Agreement (JOA) requirements or other administrative approvals external to Pan American. Additionally, Pan American has informed us that they are not aware of any legal, regulatory or political obstacles that would significantly alter their plans. While these plans could change from those under existing economic conditions as of December 31, 2016, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

The plan of development for the gas reserves to be produced from the offshore fields in the Austral Basin calls for one future well in the Vega Pleyade field, which is scheduled to be drilled beyond five years from the date it was initially categorized as proved undeveloped. Pan American has provided us with a letter explaining the reasons for such a delay. Additionally, facilities were installed and two new wells were put on production in 2016. In our opinion, Pan American has a coherent and reasonable explanation for deferring the drilling of this well. Additionally, as development is now proceeding, we have assigned the reserves corresponding to this development as proved.

Current costs were held constant throughout the life of the properties.

Standards of Independence and Professional Qualification

Ryder Scott is an independent petroleum engineering consulting firm that has been providing petroleum consulting services throughout the world since 1937. Ryder Scott is employee-owned and maintains offices in Houston, Texas; Denver, Colorado; and Calgary, Alberta, Canada. We have over eighty engineers and geoscientists on our permanent staff. By virtue of the size of our firm and the large number of clients for which we provide services, no single client or job represents a material portion of our annual revenue. We do not serve as officers or directors of any privately-owned or publicly-traded oil and gas company and are separate and independent from the operating and investment decision-making process of our clients. This allows us to bring the highest level of independence and objectivity to each engagement for our services.

Ryder Scott actively participates in industry-related professional societies and organizes an annual public forum focused on the subject of reserves evaluations and SEC regulations. Many of our staff have authored or co-authored technical papers on the subject of reserves related topics. We encourage our staff to maintain and enhance their professional skills by actively participating in ongoing continuing education.

Prior to becoming an officer of the Company, Ryder Scott requires that staff engineers and geoscientists have received professional accreditation in the form of a registered or certified professional engineer’s license or a registered or certified professional geoscientist’s license, or the equivalent thereof, from an appropriate governmental authority or a recognized self-regulating professional organization.

We are independent petroleum engineers with respect to CNOOC Limited and Pan American. Neither we nor any of our employees have any financial interest in the subject properties and neither the employment to do this work nor the compensation is contingent on our estimates of reserves for the properties which were reviewed.

The results of this study, presented herein, are based on technical analysis conducted by teams of geoscientists and engineers from Ryder Scott. The professional qualifications of the undersigned, the technical person primarily responsible for overseeing the evaluation of the reserves information discussed in this report, are included as an attachment to this letter.

Terms of Usage

The results of our third party study, presented in report form herein, were prepared in accordance with the disclosure requirements set forth in the SEC regulations and intended for public disclosure as an exhibit in filings made with the SEC by CNOOC Limited.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

CNOOC Limited (Pan American Energy, LLC)

February 14, 2017

CNOOC makes periodic filings on Form 20-F with the SEC under the 1934 Exchange Act. Furthermore, CNOOC has certain registration statements filed with the SEC under the 1933 Securities Act into which any subsequently filed Form 20-F is incorporated by reference. We have consented to the incorporation by reference in the registration statements on Form F-3 of CNOOC of the references to our name as well as to the references to our third party report for CNOOC, which appears in the December 31, 2016 annual report on Form 20-F of CNOOC. Our written consent for such use is included as a separate exhibit to the filings made with the SEC by CNOOC.

We have provided CNOOC Limited with a digital version of the original signed copy of this report letter. In the event there are any differences between the digital version included in filings made by CNOOC Limited and the original signed report letter, the original signed report letter shall control and supersede the digital version.

The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

Very truly yours,

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

/s/ Eric T. Nelson

Eric T. Nelson, P.E.
TBPE License No. 102286
Managing Senior Vice President	[SEAL]

/s/ Anna M. Hardesty

Anna M. Hardesty, P.E.
TBPE License No. 65320
Senior Vice President	[SEAL]

ETN-AMH (DCR)/pl

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

Professional Qualifications of Primary Technical Person

The conclusions presented in this report are the result of technical analysis conducted by teams of geoscientists and engineers from Ryder Scott Company, L.P. Anna Milena Hardesty, P.E. is the primary technical person responsible for the estimate of the reserves, future production and income presented herein.

Ms. Hardesty, an employee of Ryder Scott Company, L.P. (Ryder Scott) since 2006, is a Senior Vice President responsible for coordinating and supervising staff and consulting engineers of the company in ongoing reservoir evaluation studies worldwide. Before joining Ryder Scott, Ms. Hardesty served in a number of engineering positions with Ryder Scott as a consulting engineer, Santa Fe Energy (now Devon), Gruy and Associates, Golden Engineering, Pressler and Associates, and Exxon Company USA. For more information regarding Ms. Hardesty’s geographic and job specific experience, please refer to the Ryder Scott Company website at www.ryderscott.com/Company/Employees.

Ms. Hardesty earned a Bachelor of Science degree in Mechanical Engineering from Tulane University, New Orleans in 1981 and a Masters in Science in Business from the University of Texas, Austin in 2001. Ms. Hardesty is a licensed Professional Engineer in the States of Texas and Florida. She is also a member of the Society of Petroleum Engineers (SPE), the Society of Petroleum Evaluation Engineers (SPEE), the Association of International Petroleum Negotiators (AIPN) and World Affairs Council of Houston. She is also a past Program Chairman 2011, past Treasurer 2012, past Vice-Chairman 2013 and past Chairman 2014 for the SPEE chapter in Houston.

In addition to gaining experience and competency through prior work experience, the Texas Board of Professional Engineers requires a minimum of fifteen hours of continuing education annually, including at least one hour in the area of professional ethics, which Ms. Hardesty fulfills. As part of her 2016 continuing education hours, Ms. Hardesty attended at least twenty (1-hour each) presentations on various petroleum related subjects, sponsored by SPEE, SPE and AIPN. She also attended the SPEE annual convention (4 days) and all of the associated seminars included in the convention, including various professional society presentations aimed at the new unconventional resource play estimations, guidelines for probabilistic estimations and insights on PRMS guidelines. With her participation in the SPEE conference and attendance to various other seminars and courses during 2016, Ms. Hardesty earned over 45 hours of formalized training in reservoir/petroleum engineering, geoscience, unconventional resource evaluation methods, petroleum engineering software and ethics for consultants.

Based on her educational background, professional training and more than 30 years of practical experience in the estimation and evaluation of petroleum reserves, Ms. Hardesty has attained the professional qualifications as a Reserves Estimator and Reserves Auditor set forth in Article III of the “Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information” promulgated by the Society of Petroleum Engineers as of February 19, 2007.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

PREAMBLE

On January 14, 2009, the United States Securities and Exchange Commission (SEC) published the “Modernization of Oil and Gas Reporting; Final Rule” in the Federal Register of National Archives and Records Administration (NARA). The “Modernization of Oil and Gas Reporting; Final Rule” includes revisions and additions to the definition section in Rule 4-10 of Regulation S-X, revisions and additions to the oil and gas reporting requirements in Regulation S-K, and amends and codifies Industry Guide 2 in Regulation S-K. The “Modernization of Oil and Gas Reporting; Final Rule”, including all references to Regulation S-X and Regulation S-K, shall be referred to herein collectively as the “SEC regulations”. The SEC regulations take effect for all filings made with the United States Securities and Exchange Commission as of December 31, 2009, or after January 1, 2010. Reference should be made to the full text under Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) for the complete definitions (direct passages excerpted in part or wholly from the aforementioned SEC document are denoted in italics herein).

Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. All reserve estimates involve an assessment of the uncertainty relating the likelihood that the actual remaining quantities recovered will be greater or less than the estimated quantities determined as of the date the estimate is made. The uncertainty depends chiefly on the amount of reliable geologic and engineering data available at the time of the estimate and the interpretation of these data. The relative degree of uncertainty may be conveyed by placing reserves into one of two principal classifications, either proved or unproved. Unproved reserves are less certain to be recovered than proved reserves and may be further sub-classified as probable and possible reserves to denote progressively increasing uncertainty in their recoverability. Under the SEC regulations as of December 31, 2009, or after January 1, 2010, a company may optionally disclose estimated quantities of probable or possible oil and gas reserves in documents publicly filed with the SEC. The SEC regulations continue to prohibit disclosure of estimates of oil and gas resources other than reserves and any estimated values of such resources in any document publicly filed with the SEC unless such information is required to be disclosed in the document by foreign or state law as noted in §229.1202 Instruction to Item 1202.

Reserves estimates will generally be revised only as additional geologic or engineering data become available or as economic conditions change.

Reserves may be attributed to either natural energy or improved recovery methods. Improved recovery methods include all methods for supplementing natural energy or altering natural forces in the reservoir to increase ultimate recovery. Examples of such methods are pressure maintenance, natural gas cycling, waterflooding, thermal methods, chemical flooding, and the use of miscible and immiscible displacement fluids. Other improved recovery methods may be developed in the future as petroleum technology continues to evolve.

Reserves may be attributed to either conventional or unconventional petroleum accumulations. Petroleum accumulations are considered as either conventional or unconventional based on the nature of their in-place characteristics, extraction method applied, or degree of processing prior to sale.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

Examples of unconventional petroleum accumulations include coalbed or coalseam methane (CBM/CSM), basin-centered gas, shale gas, gas hydrates, natural bitumen and oil shale deposits. These unconventional accumulations may require specialized extraction technology and/or significant processing prior to sale.

Reserves do not include quantities of petroleum being held in inventory.

Because of the differences in uncertainty, caution should be exercised when aggregating quantities of petroleum from different reserves categories.

RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(26) defines reserves as follows:

Reserves. Reserves are estimated remaining quantities of oil and gas and related substances anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Note to paragraph (a)(26): Reserves should not be assigned to adjacent reservoirs isolated by major, potentially sealing, faults until those reservoirs are penetrated and evaluated as economically producible. Reserves should not be assigned to areas that are clearly separated from a known accumulation by a non-productive reservoir (i.e., absence of reservoir, structurally low reservoir, or negative test results). Such areas may contain prospective resources (i.e., potentially recoverable resources from undiscovered accumulations).

PROVED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(22) defines proved oil and gas reserves as follows:

Proved oil and gas reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

(i) The area of the reservoir considered as proved includes:

(A) The area identified by drilling and limited by fluid contacts, if any, and

(B) Adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES DEFINITIONS

PROVED RESERVES (SEC DEFINITIONS) CONTINUED

(ii) In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons (LKH) as seen in a well penetration unless geoscience, engineering, or performance data and reliable technology establishes a lower contact with reasonable certainty.

(iii) Where direct observation from well penetrations has defined a highest known oil (HKO) elevation and the potential exists for an associated gas cap, proved oil reserves may be assigned in the structurally higher portions of the reservoir only if geoscience, engineering, or performance data and reliable technology establish the higher contact with reasonable certainty.

(iv) Reserves which can be produced economically through application of improved recovery techniques (including, but not limited to, fluid injection) are included in the proved classification when:

(A) Successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, or other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based; and

(B) The project has been approved for development by all necessary parties and entities, including governmental entities.

(v) Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The price shall be the average price during the 12-month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

As Adapted From:

RULE 4-10(a) of REGULATION S-X PART 210

UNITED STATES SECURITIES AND EXCHANGE COMMISSION (SEC)

and

PETROLEUM RESOURCES MANAGEMENT SYSTEM (SPE-PRMS)

Sponsored and Approved by:

SOCIETY OF PETROLEUM ENGINEERS (SPE)

WORLD PETROLEUM COUNCIL (WPC)

AMERICAN ASSOCIATION OF PETROLEUM GEOLOGISTS (AAPG)

SOCIETY OF PETROLEUM EVALUATION ENGINEERS (SPEE)

Reserves status categories define the development and producing status of wells and reservoirs. Reference should be made to Title 17, Code of Federal Regulations, Regulation S-X Part 210, Rule 4-10(a) and the SPE-PRMS as the following reserves status definitions are based on excerpts from the original documents (direct passages excerpted from the aforementioned SEC and SPE-PRMS documents are denoted in italics herein).

DEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(6) defines developed oil and gas reserves as follows:

Developed oil and gas reserves are reserves of any category that can be expected to be recovered:

(i) Through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and

(ii) Through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Developed Producing (SPE-PRMS Definitions)

While not a requirement for disclosure under the SEC regulations, developed oil and gas reserves may be further sub-classified according to the guidance contained in the SPE-PRMS as Producing or Non-Producing.

Developed Producing Reserves

Developed Producing Reserves are expected to be recovered from completion intervals that are open and producing at the time of the estimate.

Improved recovery reserves are considered producing only after the improved recovery project is in operation.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS

PETROLEUM RESERVES STATUS DEFINITIONS AND GUIDELINES

Developed Non-Producing

Developed Non-Producing Reserves include shut-in and behind-pipe reserves.

Shut-In

Shut-in Reserves are expected to be recovered from:

(1)	completion intervals which are open at the time of the estimate, but which have not started producing;

(2)	wells which were shut-in for market conditions or pipeline connections; or

(3)	wells not capable of production for mechanical reasons.

Behind-Pipe

Behind-pipe Reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future re-completion prior to start of production.

In all cases, production can be initiated or restored with relatively low expenditure compared to the cost of drilling a new well.

UNDEVELOPED RESERVES (SEC DEFINITIONS)

Securities and Exchange Commission Regulation S-X §210.4-10(a)(31) defines undeveloped oil and gas reserves as follows:

Undeveloped oil and gas reserves are reserves of any category that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

(i)	Reserves on undrilled acreage shall be limited to those directly offsetting development spacing areas that are reasonably certain of production when drilled, unless evidence using reliable technology exists that establishes reasonable certainty of economic producibility at greater distances.

(ii) Undrilled locations can be classified as having undeveloped reserves only if a development plan has been adopted indicating that they are scheduled to be drilled within five years, unless the specific circumstances, justify a longer time.

(iii) Under no circumstances shall estimates for undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual projects in the same reservoir or an analogous reservoir, as defined in paragraph (a)(2) of this section, or by other evidence using reliable technology establishing reasonable certainty.

RYDER SCOTT COMPANY PETROLEUM CONSULTANTS